Exhibit 99.1

The Vitamin Shoppe Announces Comparable Store Net Sales and

Total Net Sales for the Third Quarter and Nine Months Ended

September 30, 2006

October 19, 2006

NORTH BERGEN, N.J.—October 19, 2006—The Vitamin Shoppe announced that total net sales for the company increased $15.2 million, or 14.5%, to $119.7 million for the third quarter ended September 30, 2006 as compared with $104.5 million for the same period last year. Comparable store net sales for the third quarter ended September 30, 2006 increased 8.2%. The company also announced that it opened three stores during the third quarter.

Total net sales for the company increased $45.7 million, or 14.3%, to $365.4 million for the nine months ended September 30, 2006 as compared with $319.7 million for the same period last year. Comparable store net sales for the nine months ended September 30, 2006 increased 6.5%. The company also announced that it opened 21 stores during the nine months ended September 30, 2006 and closed one store which lease had expired, ending the third quarter with a base of 295 stores at September 30, 2006.

NET SALES BY SEGMENT

(Preliminary and Unaudited)

FOR THE QUARTER ENDED

SEPTEMBER 30, 2006 AND SEPTEMBER 24, 2005

($ In thousands)

	2006	2005	% Change
Retail	$101,415	$87,693	15.6%
Direct	18,271	16,797	8.8%

Total	$119,686	$104,490	14.5%

NET SALES BY SEGMENT

(Preliminary and Unaudited)

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2006 AND SEPTEMBER 24, 2005

($ In thousands)

	2006	2005	% Change
Retail	$305,410	$265,243	15.1%
Direct	59,988	54,431	10.2%

Total	$365,398	$319,674	14.3%

The above amounts represent preliminary unaudited net sales results for the three and nine months ending September 30, 2006.

The Vitamin Shoppe expects to report unaudited results for three and nine months ending September 30, 2006 in its Form 10-Q to be filed with the Securities and Exchange Commission in November 2006.